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                                                                  EXHIBIT 9(G)

                     SPECIAL MANAGEMENT SERVICES AGREEMENT
                     -------------------------------------

                 This Agreement is made as of this 22nd day of April, 1992 among PACIFIC HORIZON FUNDS, INC., a Maryland corporation (the "Company"), CONCORD HOLDING CORPORATION, a Delaware corporation ("Concord"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

                 WHEREAS, the Company is an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

                 WHEREAS, the Company offers and maintains the following investment portfolios: Prime Fund, Treasury Fund, California Tax- Exempt Money Market Fund and Pacific Horizon Tax-Exempt Money Market Fund (the "Funds"); and

                 WHEREAS, Concord and Security Pacific National Bank currently provide special services for the benefit of the series of shares known as "Pacific Horizon Shares" in each of the Funds pursuant to a Special Management Services Agreement dated as of 22 April, 1992 (the "Current Agreement"); and

                 WHEREAS, Security Pacific National Bank is this day merging with the Bank (the "Merger"); and

                 WHEREAS, the Company desires to retain Concord and the Bank to provide the aforesaid special services for "Pacific Horizon Shares" following the Merger;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

                              I.  SPECIAL SERVICES
                                  ----------------

                 1. APPOINTMENT. The Company hereby appoints Concord and the Bank to provide the services described herein for the Pacific Horizon Shares of each Fund on the terms and for the period set forth in this Agreement, and Concord and the Bank hereby accept such appointment and agree to perform such services and duties for the compensation provided in this Section I.

                 2. SERVICES. Subject to the supervision and control of the Company's Board of Directors, Concord and the Bank will provide the following services on behalf of the Pacific Horizon Shares of each Fund:





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                   (i)  Developing and monitoring the investor programs that
are offered from time to time in connection with Pacific Horizon Shares, which may include individual retirement accounts and other ERISA options, automatic deposit and withdrawal programs, check writing privileges, audio response services, dividend options permitting payment in automated clearing house funds, lock box facilities and direct deposit programs;

                  (ii) Providing dedicated facilities and equipment in La Jolla to serve the needs of investors, including walk-in facilities, 800 numbers, electronic audio systems and communications systems to handle shareholder inquiries, and in connection with such facilities to provide full-time, on-site management personnel;

                 (iii) Developing and maintaining specialized systems for the automatic investments of customers of the Bank, Concord and selected broker/dealers, including any required interfaces between the Company's systems and those of such other parties;

                  (iv) Monitoring services to other, non-sweep customers of broker/dealers who have invested in Pacific Horizon Shares, including the operation of telephone lines for daily quotations of yield; and

                   (v) Maintaining the registration or qualification of Pacific Horizon Shares for sale under the securities laws of all states, unless the Company determines that registration or qualification is unnecessary with respect to a particular state or states. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Company shall be made by the Company.

                          (b)     Concord and the Bank will pay from their fees
under this Agreement (or from their other resources) the costs of other specialized programs that are deemed desirable with respect to their own customers who invest in Pacific Horizon Shares, including the operation of arrangements to facilitate same-day share purchases by customers of the Bank through the use of a joint repurchase agreement in accordance with the terms of the exemptive order granted by the Securities and Exchange Commission (the "Commission") to the Company. The Bank's and Concord's responsibilities in connection with the operation of such joint repurchase agreement shall include, without limitation, the processing of transaction activity, the accounting of cash availability and the daily calculation of income adjustments attributable to transactions.

                          (c)     In addition, Concord and the Bank will
provide the following services with respect to holders of Pacific Horizon Shares in the Funds who have made a minimum initial purchase of less than $500,000:





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                    (i)  Providing and supervising a facility to receive
purchase and redemption orders via toll-free IN-WATS telephone lines;

                   (ii) Providing for the preparing, supervising and mailing of confirmations for all purchase and redemption orders;

                  (iii) Providing and supervising the operation of an automated data processing system to process purchase and redemption orders received by Concord (Concord assumes responsibility for the accuracy of the data transmitted for processing or storage);

                   (iv) Overseeing the performance of the Funds' custodian under the Custody Agreement and the Funds' transfer agent under the Transfer Agency Agreement including a selective review of all correspondence from the transfer agent to shareholders for accuracy and timeliness in handling inquiries and review of dividend checks, statements and purchase and redemption orders for proper turn-around;

                    (v) Making available information concerning each Fund to shareholders; distributing written communications to each Fund's shareholders such as periodic listings of each Fund's portfolio securities, annual and semi-annual reports, and Prospectuses and supplements thereto; and handling shareholder problems and calls relating to administrative matters;

                   (vi) Providing and supervising the services of employees ("relationship coordinators") whose principal responsibility and function shall be to preserve and strengthen each Fund's relationships with its shareholders;

                  (vii) Assuring that persons are available to transmit redemption requests to the Company's transfer agent as promptly as practicable;

                 (viii) Assuring that persons are available to transmit orders accepted for the purchase of shares to the transfer agent of the Company as promptly as practicable;

                   (ix) Preparing regular reports for internal use and for distribution to the Company's Board of Directors concerning all shareholder activity; and

                    (x) Responding to shareholder inquiries sent to the Company.

                          (d)     Concord and the Bank may make payments to
third parties for services provided in connection with the investments of their customers in Pacific Horizon Shares, but





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such payments will be borne by Concord and the Bank and not by the Company.

                          (e)     In performing their services and duties
hereunder, Concord and the Bank will act in conformity with the Company's Charter, Bylaws and Prospectuses and with the instructions and directions of the Board of Directors of the Company, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

                 3. SUBCONTRACTORS. It is understood that Concord and the Bank may from time to time employ or associate with themselves such person or persons as they may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by Concord and the Bank and that Concord and the Bank shall be as fully responsible to the Company for the acts and omissions of any subcontractor as they are for their own acts and omissions.

                 4. EXPENSES ASSUMED UNDER THIS AGREEMENT. Concord and the Bank shall pay all expenses incurred by them in performing their services and duties hereunder.

                 5. COMPENSATION. For the services provided and the expenses assumed pursuant to this Section I, the Company will pay Concord and the Bank a fee, computed daily and payable monthly, at the annual rate of .32% of the average net asset value of the Pacific Horizon Shares of each Fund that are outstanding from time to time. Concord and the Bank hereby agree to waive such portion of the fee payable to them hereunder as is necessary to assure that the amount of such fee which is required to be accrued by the Company on any day with respect to the Pacific Horizon Shares of any Fund does not exceed the income to be accrued to such Horizon Shares on that day.

                              II.  CONFIDENTIALITY
                                   ---------------
                 Concord and the Bank will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Funds and prior or present shareholders or those persons or entities who respond to Concord Financial Group, Inc. inquiries concerning investment in the Funds, and will not use such records and information for any purpose other than performance of their responsibilities and duties hereunder or under any other agreement with the Company, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Concord and the Bank may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted





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authorities, or when so requested by the Company.  Nothing contained herein, however, shall prohibit the Bank from advertising to or soliciting the public generally with respect to other products or services, including, but not limited to, any advertising or marketing via radio, television, newspapers, magazines or direct mail solicitation, regardless of whether such advertisement or solicitation may coincidentally include prior or present Company shareholders or those persons or entities who have responded to Concord Financial Group, Inc. inquiries.

                         III.  LIMITATIONS OF LIABILITY
                               ------------------------

                 Concord and the Bank shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on their part in the performance of their duties or from reckless disregard by them of their obligations and duties under this Agreement.

                         IV.  DURATION AND TERMINATION
                              ------------------------

                 This Agreement shall become effective with respect to a Fund on the date of the consummation of the Merger of Security Pacific National Bank and the Bank, provided that the shareholders of the Fund have previously approved the Agreement, and unless sooner terminated as provided herein, shall continue until October 31, 1992. Thereafter, if not terminated, this Agreement shall continue automatically as to a particular Fund for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Board of Directors of the Company who are not "interested persons" of the Company and who have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a majority of the outstanding Pacific Horizon Shares of such Fund; provided, however, that this Agreement may be terminated by the Company at any time with respect to any Fund, without the payment of any penalty, by vote of a majority of the Disinterested Directors or by a vote of a majority of the outstanding Pacific Horizon Shares of such Fund, by Concord or by the Bank at any time, without the payment of any penalty, on 60 days' written notice to the other parties to the Agreement. This Agreement will automatically and immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding Pacific Horizon Shares," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.)





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                        V.  AMENDMENT OF THIS AGREEMENT
                            ---------------------------

                 No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought; provided that any material amendment of the terms of this Agreement (including any amendment to increase the compensation payable under Section I hereof) shall become effective only upon approval by a majority of the Company's Board of Directors, including a majority of the Disinterested Directors, pursuant to a vote cast in person at a meeting called for the purpose of voting on such approval.

                                  VI.  NOTICES
                                       -------

                 Notices of any kind to be given to the Company hereunder by Concord and the Bank shall be in writing and shall be duly given if mailed or delivered to the Company at One Wilshire Boulevard, Suite 2000, Los Angeles, California 90007, Attention: Thomas M. Collins, or at such other address or to such individual as shall be so specified by the Company to Concord and the Bank. Notices of any kind to be given to Concord and the Bank hereunder by the Company shall be in writing and shall be duly given if mailed or delivered to Concord at 156 West 56th Street, Suite 1902, New York, New York 10019
Attention: William B. Blundin, President, with a copy mailed or delivered to the Bank at 300 South Grand Avenue, Suite 2200, Los Angeles, California 90071,
Attention: Sandra Brown, or at such other addresses or to such individuals as shall be so specified by Concord or the Bank, respectively, to the Company.

                              VII.  MISCELLANEOUS
                                    -------------

                 1. CERTAIN REPRESENTATIONS. Concord and the Bank each represents, warrants and agrees on behalf of itself that the compensation payable to it hereunder, together with any other compensation payable to it in connection with the investment of its customers' assets in the Funds, will be disclosed by it to such customers, will be authorized by such customers and will not result in an excessive fee to it.

                 2. BOARD REPORTS. Concord and the Bank shall provide the Board of Directors of the Company, at least quarterly, with a written report of all amounts expended pursuant to this Agreement and the purpose for which the amounts were expended.

                 3. CONSTRUCTION. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected





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thereby.  Subject to the provisions of Section IV hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Commission thereunder.

                 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                          PACIFIC HORIZON FUNDS, INC.


                          By: /s/ Thomas M. Collins
                              ----------------------------
                              Thomas M. Collins, President



                          CONCORD HOLDING CORPORATION


                          By: /s/ William B. Blundin
                              ----------------------


                          BANK OF AMERICA NATIONAL TRUST AND
                          SAVINGS ASSOCIATION


                          By: /s/ Debra McGinty-Poteet
                              ------------------------
                              Senior Vice President



                          And: /s/ Peter Voss
                               --------------







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